Exhibit 99.1

August 28, 2020

To all concerned parties:

Investment Corporation
Japan Retail Fund Investment Corporation (Tokyo Stock Exchange Company Code: 8953)
Representative:	Shuichi Namba, Executive Director
URL: https://www.jrf-reit.com/english/

Investment Corporation
MCUBS MidCity Investment Corporation (Tokyo Stock Exchange Company Code: 3227)
Representative:	Katsuhiro Tsuchiya, Executive Director
URL: https://www.midcity-reit.com/english/

Asset Management Company
Mitsubishi Corp.-UBS Realty Inc.
Representative:	Katsuji Okamoto, President & CEO
Inquiries:	Keita Araki, Executive Director & Head of Retail Division
TEL: +81-3-5293-7081
Katsura Matsuo, Executive Director & Head of Office Division
TEL: +81-3-5293-4150

Notice Concerning Execution of the Merger Agreement by and between

Japan Retail Fund Investment Corporation and MCUBS MidCity Investment Corporation

Japan Retail Fund Investment Corporation (“JRF”) and MCUBS MidCity Investment Corporation (“MMI”), have today, at each investment corporation’s board of directors meeting, resolved to undertake an absorption-type merger, with March 1, 2021 as the effective date, whereby JRF will be the surviving corporation and MMI will be the dissolving corporation in the merger (the “Merger”), and have today also executed a merger agreement (the “Merger Agreement”) to that effect as set forth below.

To unitholders in the United States:

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

1. Purpose of the Merger

In the Japanese Real Estate Investment Trust Securities Market (the “J-REIT Market”), while in 2019 solid fundamentals and a declining trend of long-term interest rates inside and outside the country contributed to a major growth, the spread of the novel coronavirus in 2020 caused a severe decline since March. Although recently the market has been on a track to recovery due to expectations for resuming economic activities, etc., it is drifting below the level before the spread of the novel coronavirus.

Mitsubishi Corp.-UBS Realty Inc. (the “Asset Management Company” or “MCUBSR”), the asset management company of JRF and MMI, is an asset management company (a joint venture set up in 2000 by Mitsubishi Corporation, a general trading company, and UBS A.G., a leading financial institution in Europe). The Asset Management Company, to which the management of assets was entrusted by three investment corporations including JRF and MMI, has a total of 1.4 trillion yen of assets under management(Note 1) as of the end of July 2020, which is one of the largest balance of assets under management in Japan. Since 2001 the Asset Management Company has engaged in management of J-REIT, built a stable track record and enhanced unitholder value of each investment corporation which has entrusted the management of assets to the Asset Management Company through increased distributions per unit and NAV per unit(Note 2) achieved by continuous external growth, aiming to secure revenue stability through the effect of expansion in size and diversification of assets.

(Note 1)

“Assets under management” is stated based on the total amount of acquisition price as of the end of July 2020, for assets held by investment corporations of which asset management is entrusted to the Asset Management Company.

(Note 2)

“NAV per unit” is calculated by dividing: (i) the total net assets on the balance sheet for each fiscal period of an investment corporation which has entrusted the management of assets to the Asset Management Company, net of total distributions paid in such fiscal period, plus differences between appraisal value and book value of the whole portfolio for such fiscal period (the total amount of differences between appraisal value and book value of assets held by each investment corporation as of the end of each fiscal period, with the date of appraisal being the end of such fiscal period) (in the case differences between appraisal value and book value is negative, minus the absolute value of such differences); by (ii) the total number of issued investment units during such fiscal period.

JRF was listed on the J-REIT Market of the Tokyo Stock Exchange in March 2002 as the first investment corporation in Japan that specializes in management of retail property assets and the first investment corporation sponsored by a non-real-estate company. After the listing, JRF has realized the expansion of its asset size by property acquisitions through multiple public offerings and the merger between JRF and LaSalle Japan REIT Inc., which took effect in March 2010. JRF now has the largest asset size among retail REITs(Note) and as of the end of July 2020, holds 101 properties with a total asset value of 883.8 billion yen (on an acquisition price basis). In view of the changes in the environment surrounding retail properties, including the decline of suburban areas due to factors such as concentration of population in urban areas, shrinking population and growth of e-commerce, and inbound consumption that continues to expand in urban areas, JRF has primarily invested in urban retail properties in “locations where people gather”. In addition to primarily investing in locations where people gather, JRF manages properties with its unique “power to gather people”, which has been developed through the long-term management of assets by the Asset Management Company.

(Note)	“Retail REITs” means J-REITs with the ratio of retail properties in their portfolio accounting for more than 90 % on an asset size basis and which are listed on the J-REIT Market.

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

MMI was listed on the J-REIT Market of the Tokyo Stock Exchange in August 2006 as MID REIT, Inc., which primarily invested in office properties in the Osaka area (Osaka, Kyoto and Hyogo prefectures). In April 2015, the Asset Management Company became a main sponsor of the former MID REIT Management Co., Ltd., which was the asset management company of MMI at the time, and the former MID REIT Management Co., Ltd. changed its trade name to MCUBS MidCity Inc. After that, MID REIT changed its trade name to MCUBS MidCity Investment Corporation and has expanded its investment target area from the Osaka area to include the three major urban areas (Tokyo, Osaka and Nagoya areas) in order to maximize unitholder value. An absorption-type merger was undertaken dated as of July 1, 2019, whereby the Asset Management Company was the surviving corporation and MCUBS MidCity Inc. was the dissolving corporation, and the Asset Management Company became the asset management company of MMI. As of the end of June, 2020, MMI holds 26 assets, including its equity interest in a silent partnership (tokumei kumiai), the underlying asset of which is Nagoya Lucent Tower, with an asset size of 287.6 billion yen (on an acquisition price basis).

JRF and MMI, by taking advantages of each corporation’s characteristics, have conducted management with the aim of securing medium- to long-term revenue stability and fostering steady expansion of asset size. However, under uncertainty about the recent trend in the retail and office property sectors of the real estate market as well as under environmental changes such as less distinctions among types of asset as the needs for real estate is changing, JRF and MMI recognize, as a challenge for both corporations, that there would be a certain limitation on their business growth due to their specialization (for JRF) and focus (for MMI) in specific sectors. In particular, as management environment surrounding JRF and MMI is changing by the minute, such as that e-commerce and telecommuting are growing due to rapid advancement in information technologies and diversification of purposes of use of assets both on an area basis and on a property basis, and such changes are further accelerating due to the recent outbreak of the novel coronavirus. Therefore, JRF and MMI believe that both corporations need to cope more flexibly than ever with the shifts in needs regarding locations of properties or added value provided by properties. In such a situation, JRF and MMI, in order to cope with these challenges and to develop into a J-REIT which has both stability and growth potential that would lead to continuous enhancement of unitholder value, agreed to enter into discussions regarding the merger between JRF and MMI and have held several discussions so far. Consequently, JRF and MMI concluded that the Merger would lead to their further increased stability and growth potential owing to increased presence in the J-REIT Market realized by the expanded asset size and to the diversified purposes of use of investment target assets realized by conversion to a diversified REIT(Note), and as of today, have executed the Merger Agreement.

(Note)

JRF is considering making amendments, etc. to the investment policy for its guidelines on the management of its assets upon the set-up, etc. of a new investment policy for the diversified REIT as of the effective date of the Merger on the condition that the Merger and the Amendment of the Articles of Incorporation (as defined in “2. Overview of the Merger-(4) Changes to the Articles of Incorporation of the Surviving Corporation” below) become effective. Details of the amendments will be announced as soon as they have been determined. JRF has no plan to acquire any industrial properties, which is the investment target of Industrial & Infrastructure Fund Investment Corporation, even after the Merger becomes effective. Hereinafter the same shall apply.

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

JRF and MMI believe that the Merger has the following significance.

(i)	Fit to Environment Changes

The Asset Management Company, through management of JRF and MMI thus far, has gained various management experience, such as leasing properties within each purpose of use based on tenant relationships and information collection regarding the lease market, value improvement by renewals and rebuilding/increase of floor areas/conversion of purposes of use etc., area management through concentrated property acquisition and analysis of the flow of people, and promotion of ESG which is recognized with the highest rating from MSCI, and has been refining its management skills. The Asset Management Company aims to flexibly respond to surrounding environment that keeps changing by combining various management skills cultivated by experience of management of both investment corporations thus far and implementing an active internal growth policy beyond distinctions among purposes of use without adhering to the existing purposes of use.

(ii)	Expand Investment Universe

In conducting the Merger, JRF and MMI are planning that the new investment corporation will use the opportunity of converting to a diversified REIT to diversify the purposes of use of investment target assets. JRF and MMI believe that, after the Merger, in addition to retail facilities which are JRF’s existing investment targets, and office buildings and hotel properties which are MMI’s existing investment targets, investment in new assets such as residences and mixed-use properties that are used for a combination of those purposes will also become possible, which will enable continuous external growth by the new investment corporation in line with environment changes. In particular, JRF and MMI believe that since combining purposes of property use is advancing in urban areas, diversification of purposes of use of investment target assets will improve the flexibility of property management in line with environment changes without being bound by a single purpose of property use. Also, JRF and MMI believe that, when acquiring properties, a large-scale acquisition in a large transaction such as bulk sale of properties across multiple purposes of use, which was difficult for both corporations to conduct before the Merger will become possible after the Merger, which will make the external growth more likely. Both corporations are planning continuous external growth by further leveraging their own connections and sponsor’s support.

(iii)	Create the Largest J-REIT (Note1)

The asset size of the new investment corporation after the Merger is expected to reach 127 properties, excluding its equity interest in a silent partnership (tokumei kumiai) the underlying asset of which is Nagoya Lucent Tower, with a total asset value of 1,191.5 billion yen (on an acquisition price basis) (Note 2), which makes the corporation a J-REIT with the largest asset size (Note 1) (as of the end of July 2020). Through the expansion of asset size, JRF and MMI believe that they can establish the groundwork consisting of not only stability of cash flow, but also increased presence in the capital market, diversification of properties/tenants, and improvement of management flexibility, for realizing the improvement of stability and the acceleration of growth.

(Note 1)	Compared based on the total acquisition price (as of the end of the most recent fiscal period) stated in account settlement information of each investment corporation as of the end of July 2020.

(Note 2)

The asset size of the new investment corporation is calculated as the sum of the total acquisition price for assets of JRF as of the end of July, 2020, plus anticipated acquisition price of the asset to be acquired as announced in the “Notice Concerning Acquisition of Trust Beneficiary Right in Real Estate in Japan (G-Bldg. Tenjin Nishi-dori 02)”on August 26, 2020, and the total appraisal value for assets of MMI as of the end of June, 2020 which is used to estimate acquisition price by JRF (JRF will be the acquiring corporation for accounting purposes by application of the purchase method, and therefore, JRF will succeed to the assets of MMI, which will be the acquired corporation, at market value). The actual acquisition price for assets of MMI will be calculated based on the appraisal value as of the end of February, 2021 and therefore the actual asset size of the new investment corporation may differ from that stated herein. As such, there is no guarantee that the new investment corporation will have the largest asset size as of the effective date of the Merger.

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

The new investment corporation after the Merger, as a diversified REIT with the largest asset size(Note) among J-REITs investing in real estate properties serving as a foundation of urban lives, will hold up as its vision, “Support metropolitan life (live, work and consume) in Japan from the perspective of real estate”.

As its growth strategy, the new corporation will aim in the short term to further increase distributions per unit through implementing various measures to increase revenue, while seeking further promotion of investment in urban properties through strategic asset replacement and appropriate diversification of purposes of use in the portfolio. In the medium to long term, through external growth by capital increase through public offerings, as well as further increase in profitability through renewal or conversion, the new investment corporation will aim that, in the future, the various purposes of use of properties which serve as a foundation of urban life activities will create virtuous cycle where area value and asset value improve together.

(Note) Compared based on the total acquisition price (as of the end of the most recent fiscal period) stated in account settlement information of each investment corporation as of the end of July, 2020. The asset size of the new investment corporation is calculated as the sum of the total acquisition price for assets of JRF as of the end of July, 2020, plus anticipated acquisition price of the asset to be acquired as announced in the “Notice Concerning Acquisition of Trust Beneficiary Right in Real Estate in Japan (G-Bldg. Tenjin Nishi-dori 02)” on August 26, 2020, and the total appraisal value for assets of MMI as of the end of June, 2020 which is used to estimate acquisition price by JRF (JRF will be the acquiring corporation for accounting purposes by application of the purchase method, and therefore, JRF will succeed to the assets of MMI, which will be the acquired corporation, at market value). The actual acquisition price for assets of MMI will be calculated based on the appraisal value as of the end of February, 2021 and therefore the actual asset size of the new investment corporation may differ from that stated herein. As such, there is no guarantee that the new corporation will have the largest asset size as of the effective date of the Merger.

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

2.	Overview of the Merger

(1)	Schedule of the Merger

JRF

Board of Directors meeting to approve the Merger Agreement Date of execution of the Merger Agreement	August 28, 2020
Record date for the general meeting of unitholders	August 31, 2020
Date of general meeting of unitholders	October 23, 2020 (scheduled)
Record date for splitting the investment units	February 28, 2021 (scheduled)
Effective date for splitting the investment units	March 1, 2021 (scheduled)
Effective date of the Merger
Registration date of the Merger	In early March 2021 (scheduled)

(Note)

JRF plans to split one investment unit into two investment units with February 28, 2021 as the record date for splitting the investment units and March 1, 2021 as the effective date of the split (the “Investment Unit Split”). Please refer to (Note 2) of (3) below for more details.

MMI

Board of Directors meeting to approve the Merger Agreement Date of execution of the Merger Agreement	August 28, 2020
Public notice date of record date for the general meeting of unitholders	August 29, 2020 (scheduled)
Record date for the general meeting of unitholders	September 13, 2020 (scheduled)
Date of general meeting of unitholders	October 22, 2020 (scheduled)
Date of delisting	February 25, 2021 (scheduled)
Effective date of the Merger	March 1, 2021 (scheduled)
Registration date of the Merger	In early March 2021 (scheduled)

(2)	Form of the Merger

JRF will be the surviving corporation under an absorption-type merger and MMI will be dissolved in the Merger.

(3)	Allocation of Investment Units under the Merger

	JRF (Surviving corporation in the absorption-type merger)	MMI (Dissolving corporation in the absorption-type merger)
Allocation of investment units under the Merger	1	1
		(Reference): Before the Investment Unit Split 0.5

(Note 1)	The number of new JRF investment units to be issued as a result of the Merger (the number of units after the Investment Unit Split of JRF): 1,784,125

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(Note 2)

JRF plans to split one investment unit into two investment units with February 28, 2021 as the record date for splitting the investment units and March 1, 2021 as the effective date of the split; the allocation ratio shown above and the number of new investment units JRF will allocate and deliver are subject to the Investment Unit Split taking effect. If, 0.5 JRF investment units are allocated and delivered against 1 MMI investment unit on the basis of the merger ratio before the Investment Unit Split, there will be many MMI unitholders being allocated fractions of less than one JRF investment unit. To make it possible for MMI unitholders to continue holding JRF investment units after the Merger, a split of JRF investment units will be carried out before the allocation towards MMI unitholders, in the ratio of two JRF investment units to one JRF investment unit for the purpose of delivering to all MMI unitholders at least one JRF investment unit, and for every one MMI investment unit, 1 JRF investment unit post-Investment Unit Split will be allocated and delivered. For more details on the Investment Unit Split, please refer to the “Notice Concerning Investment Unit Split,” released by JRF today.

(Note 3)

In addition to the abovementioned investment units, JRF intends to pay MMI unitholders (the unitholders stated or recorded in the final unitholders’ register on the day before the effective date of the Merger (excluding JRF, MMI and those MMI unitholders who have demanded the purchase of their investment units pursuant to Article 149-3 of the Investment Trust Act) (excluding those who have withdrawn such demand for purchase) (hereinafter referred to as the “Unitholders Subject to Allocation”), in lieu of cash distributions for the last business period of MMI which ends the day before the effective date of the Merger, a merger consideration in the form of cash distribution based on MMI’s distributable income for that same period of an amount (disregarding fractions of a yen) which is the quotient resulting from a division of the amount of MMI’s distributable income on the date before the effective date of the Merger by the number of issued MMI investment units on that date as reduced by the number of investment units held by unitholders other than the Unitholders Subject to Allocation. The merger consideration will be paid within a reasonable period from the effective date of the Merger. Details will be notified as soon as they are finalized.

In addition, MMI will submit to the general meeting of its unitholders, which is scheduled to be held on October 22, 2020, a proposal for an amendment to be made to its articles of incorporation with a view to changing the 29th business period, on the condition that the Merger Agreement is approved in the general meetings of unitholders of JRF and MMI, respectively, from the current period from July 1, 2020 until December 31, 2020 to the period from July 1, 2020 until the last day of February, 2021. If the aforementioned amendment is approved in the general meeting of unitholders, the last business period before the effective date of the Merger is expected to be an eight-month period from July 1, 2020 to February 28, 2021 as the 29th business period, and cash distributions with December 31, 2020 as the record date will not be made (and instead, as mentioned above, a merger consideration in the form of cash distributions based on MMI’s distributable income for that same period will be paid).

(4)	Changes to the Articles of Incorporation of the Surviving Corporation

JRF plans to submit a proposal for amendments of its articles of incorporation (the “Amendment of the Articles of Incorporation”) at JRF’s general meeting of unitholders to be held on October 23, 2020, to change its trade name to “Japan Metropolitan Fund Investment Corporation” and its investment policy on the condition that the Merger becomes effective, with a view to converting JRF after the Merger (the “new JRF”) to a diversified REIT through the Merger, the core assets of which will mainly consist of retail facilities, office buildings, residences and hotels as well as mixed-use properties that are used for the foregoing purposes. For more details on the Amendment of the Articles of Incorporation, please refer to the Merger Agreement attached to this press release as Exhibit.

The new JRF plans to file a notification pursuant to Article 191 of the Investment Trust Act as soon as the Amendment of the Articles of Incorporation becomes effective.

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(5) Main Conditions of the Merger

(i) Conditions precedent to the Merger

The conditions precedent to the Merger are that, as of the day immediately before the effective date of the Merger:

i)

approval at the general meetings of unitholders of both JRF and MMI (excluding approval for a proposal for amendments of the articles of incorporation to be obtained at MMI’s general meeting of unitholders) and other procedures pursuant to applicable laws and ordinances have been completed, and all necessary permits and approvals have been obtained, as required in relation to the Merger or in order to implement the matters contemplated in connection with the Merger;

ii)

neither JRF nor MMI is in breach of a contractual obligation (including those under the Merger Agreement) or financial covenant or delayed in payment of a monetary debt (including taxes and other public charges); provided, however, that minor breaches and delays in payment shall be excluded;

iii)

there is no occurrence of any acceleration event (including any event that would constitute an acceleration event either with the passage of time or notice, or both), suspension of payments, or insolvency by JRF or MMI;

iv)

consent has been obtained from each financial institution lending money to JRF or MMI with respect to conducting the Merger and the basic borrowing conditions applicable on or after the effective date of the Merger (for each loan agreement, including necessary measures so that no breach of financial covenant clause, breach of covenant clause, or acceleration event attributable to JRF occurs after the Merger), and such consent has not been withdrawn;

v)	no petition for the commencement of bankruptcy procedures, civil rehabilitation procedures, or any other similar legal insolvency procedures is filed with respect to JRF or MMI;

vi)

JRF and MMI, as well as the asset management company of JRF and MMI, have not been subject to revocation of registration by a supervisory agency, suspension of all or a part of its business, or other administrative disposition that materially impairs, or has a materially adverse effect on, the implementation of the Merger; and

vii)	in addition to the above, there is no event which is reasonably judged to materially impede the Merger or to make it impracticable.

If any of the above conditions precedent to the Merger is not satisfied as of the day immediately before the effective date, or if it becomes clear that any of such conditions precedent to the Merger will not be satisfied on or before the day immediately preceding the effective date, (in both cases, except if either party fails to satisfy the conditions precedent due to a reason attributable to itself or its asset management company), then either party may cancel the Merger Agreement without assuming any liability or payment obligation to the other party by giving written notice to the other party before the effective date (except for any liability or payment obligation owed by the party which provided such notice pursuant to breach of any other provision of the Merger Agreement).

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(ii) Permitted purchase and sale of Real Properties after the execution of the Merger Agreement

JRF and MMI have agreed that JRF may enter into or perform agreements concerning the sale and purchase of Real Properties (meaning real properties or specified assets secured mainly by real properties) that meet certain conditions (such sale and purchase hereinafter, the “Permitted Purchase and Sale of Real Properties”) during the period from the execution of the Merger Agreement to the effective date of the Merger, and that the Permitted Purchase and Sale of Real Properties may be conducted without the prior consent of MMI. For more details on the Permitted Purchase and Sale of Real Properties, please refer to the Merger Agreement attached to this press release as Exhibit.

Regardless of whether or not the Permitted Purchase and Sale of Real Properties is implemented, the allocation of investment units under the Merger is as stated in “(3) Allocation of Investment Units under the Merger” above. The implementation or non-implementation of the Permitted Purchase and Sale of Real Properties has been taken into account when conducting calculations for the allocation of investment units under the Merger as stated in “3. Basis for Calculation of Allocation of Investment Units under the Merger - (1) Basis for Calculation” below.

3. Basis for Calculation of Allocation of Investment Units under the Merger

(1) Basis for Calculation

JRF has appointed Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”), and MMI has appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”), respectively, as their financial advisors for the Merger. JRF and MMI have requested their respective financial advisors to conduct financial analysis with regard to the merger ratio used in the Merger in order to calculate the merger ratio used in the Merger in a fair manner.

The summaries of the analyses respectively conducted by Mitsubishi UFJ Morgan Stanley Securities and SMBC Nikko Securities indicate figures prior to taking into consideration the Investment Unit Split, by JRF, of one investment unit into two investment units as mentioned above in “2. Overview of the Merger (3) Allocation of Investment Units under the Merger”.

Mitsubishi UFJ Morgan Stanley Securities performed its analysis of the merger ratio for each of JRF and MMI, comprehensively taking into consideration the analysis results based on (i) historical unit price analysis as a method of analysis based on the investment unit price formed in the securities market, as investment units of JRF and MMI are listed on the Tokyo Stock Exchange, (ii) comparable trading multiple analysis as a method of analysis based on the investment unit value of other listed investment corporations conducting business similar to that of JRF and MMI, (iii) DCF Analysis as a primary method of analysis of investment unit value based on the mid-to-long term future business activities of JRF and MMI, and (iv) the net asset value approach as a method of static analysis of investment unit value, which reflects the market value of assets held by JRF and MMI. A summary of the analysis performed by Mitsubishi UFJ Morgan Stanley Securities is as follows.

Valuation Method	JRF	MMI
Historical Unit Price Analysis	1	0.46 - 0.64
Comparable Trading Multiple Analysis	1	0.39 - 0.51
DCF Analysis	1	0.44 - 0.62
Net Asset Value Approach	1	0.44

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Concerning the historical unit price analysis, taking into account the recent market trading trends of the investment units of JRF and MMI, the financial analysis date was set on August 27, 2020 and the merger ratio was analyzed based on the closing prices for one-month, three-month, six-month, and twelve-month periods up to the financial analysis date. Please refer to Note 1 at the end of this press release for more detailed information regarding the assumptions and disclaimers for the analyses of Mitsubishi UFJ Morgan Stanley Securities.

In the future profit plan of JRF and MMI (including the Permitted Purchase and Sale of Real Properties) which Mitsubishi UFJ Morgan Stanley Securities referred to as the basis for the DCF Analysis, there is no fiscal period in which a considerable increase or decrease in profits is expected.

SMBC Nikko Securities has determined to adopt four individual valuation methods to calculate the merger ratio based on its own analysis on the financial information of JRF and MMI as well as the terms and conditions of the Merger. Because the investment units of JRF and MMI are both listed on the Tokyo Stock Exchange and the market prices are available, SMBC Nikko Securities conducted the historical unit price analysis. Because there are multiple listed investment corporations comparable to each of JRF and MMI and analogical estimates of the investment unit values based on the comparable investment corporations are possible, SMBC Nikko Securities also conducted the comparable trading multiple analysis. In addition, SMBC Nikko Securities conducted the dividend discount model analysis (“DDM”) as a method of valuation and analysis of the investment unit values based on dividends that unitholders of JRF and MMI are expected to receive in the future, and for the purpose of reflecting the market values of the properties held by each of JRF and MMI, SMBC Nikko Securities also conducted the adjusted net asset value analysis. The future profit plan of JRF which SMBC Nikko Securities received included purchase and sale of real properties related to the Permitted Purchase and Sale of Real Properties.

The calculated ranges of the merger ratio shown below are those of the number of JRF investment units to be allocated for each investment unit of MMI. In performing the historical unit price analysis, SMBC Nikko Securities adopted the simple arithmetic averages of the closing investment unit prices during the most recent month, the most recent three-month period and the most recent six-month period, each ending on the valuation reference date as of August 27, 2020. For details of the supplemental explanation regarding the assumptions and disclaimers for SMBC Nikko Securities’ analysis, please refer to Note 2 at the end of this press release.

There were no fiscal years in which a significant increase or decrease in the profits was expected in the future profit plans of JRF and MMI on which SMBC Nikko Securities relied for DDM.

Valuation Methodology	JRF	MMI
Historical Unit Price Analysis	1	0.52 - 0.56
Comparable Trading Multiple Analysis	1	0.35 - 0.71
Dividend Discount Model Analysis	1	0.38 - 0.64
Adjusted Net Asset Value Analysis	1	0.44

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(2) Background to Calculations

As a result of discussions and negotiations over an extended period comprehensively taking into consideration such factors as the financial performance and state of the assets and liabilities of each of JRF and MMI, their future business prospects, the merits of the Merger and the results of the financial analyses performed by their respective financial advisors, JRF and MMI determined that the above merger ratios are fair and executed the Merger Agreement.

(3) Relationships with the Financial Advisors

Neither Mitsubishi UFJ Morgan Stanley Securities nor SMBC Nikko Securities is deemed a related party of JRF or MMI pursuant to Article 67, Paragraph 4 of the Ordinance on Accounting at Investment Corporations (Cabinet Office Ordinance No. 47 of 2006; including subsequent amendments) and neither has any material interests to be disclosed with respect to the Merger.

(4) Prospects and Reasons for Delisting

The Merger is planned to be executed in the form of an absorption-type merger whereby JRF will be the surviving corporation and MMI will be dissolved in accordance with Article 143(iv) of the Investment Trust Act. The MMI investment units are expected to be delisted on February 25, 2021, two business days prior to the effective date of the Merger, in accordance with the delisting criteria stipulated by the Tokyo Stock Exchange. As consideration for the Merger, each of MMI’s unitholders will be allocated new JRF investment units according to the number of MMI investment units they hold, thus becoming JRF unitholders, and because JRF investment units are listed on the Tokyo Stock Exchange Real Estate Investment Trust Securities Market, those unitholders will continue to have the opportunity to trade their investment units on the Tokyo Stock Exchange Real Estate Investment Trust Securities Market.

(5) Measures to Ensure Fairness

(i) Measures to ensure fairness in assessing the propriety of the Merger and the merger ratio

Each of JRF and MMI is entrusting its asset management functions to MCUBSR. MCUBSR has organized the responsible managers (JRF: Head of Retail Division and MMI: Head of Office Division) and asset management divisions (JRF: Retail Division and MMI: Office Division) consisting of different members for each of JRF and MMI individually in assessing the Merger and providing advice and support to the board of directors of JRF and MMI, and established a complete system to block transmission of information by setting up an appropriate information wall between each of the asset management division. In addition, when it is necessary to communicate information causing concerns over conflict of interest between each of the asset management division in the course of assessing the Merger, such information is communicated through each of the abovementioned financial advisors appointed by each of JRF and MMI individually, in order to prevent asset management divisions from having direct contact with each other.

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

In the course of assessing the Merger, each responsible manager and each of the asset management division reported on a timely basis the status of its assessment to the board of directors of JRF and MMI each composed of one executive director (who is not holding another position as an officer or employee of the asset management company) and supervisory directors (JRF: two persons and MMI: three persons), whose independence from the asset management company is ensured in terms of the Investment Trust Act, and all material matters of its assessments were deliberated and approved by the board of directors of JRF and MMI.

In connection with the Merger, MCUBSR will receive merger fees and management fees relating to the management after the Merger becomes effective from JRF, which will be the surviving investment corporation in the Merger, pursuant to the provisions of JRF’s Articles of Incorporation and the asset management agreement with JRF, but the amount of both fees will not be affected by the merger ratio of the Merger. On the other hand, MCUBSR has agreed with MMI not to receive any merger fees from MMI in connection with the Merger.

Furthermore, JRF appointed Anderson Mori & Tomotsune, and MMI appointed Mori Hamada & Matsumoto, respectively, as its legal advisor for the Merger, and received advice concerning the methodology and process relating to the procedures and decision-making process for the Merger.

(ii) Measures to ensure fairness in the calculation of the merger ratio

As discussed in (1) through (3) above, each of JRF and MMI has requested its respective financial advisor to perform financial analysis in regard to the merger ratio and the merger ratio was determined by comprehensively taking into account the results of such analyses together with other factors.

In order to ensure the fairness of the Merger and for the benefit of its unitholders, JRF obtained from Mitsubishi UFJ Morgan Stanley Securities, an independent third-party financial advisor, a merger ratio calculation report providing an analysis from a financial perspective based on certain assumptions in regard to the allocation of investment units under the Merger.

Given the above, JRF’s board of directors concluded that sufficient measures have been taken to ensure the fairness of the Merger.

In order to ensure the fairness of the Merger and for the benefit of its unitholders, MMI obtained from SMBC Nikko Securities, an independent third-party financial advisor, a merger ratio calculation report providing an analysis from a financial perspective based on certain assumptions in regard to the allocation of investment units under the Merger.

Given the above, MMI’s board of directors concluded that sufficient measures have been taken to ensure the fairness of the Merger.

JRF and MMI did not, however, obtain written opinions (so-called “fairness opinions”) from their respective financial advisors to the effect that the merger ratio is reasonable from a financial perspective for their respective unitholders.

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

4.	Outline of Merging Parties

		Surviving Corporation (Note 1)		Dissolving Corporation
(1)	Name	Japan Retail Fund Investment Corporation		MCUBS MidCity Investment Corporation
(2)	Location	2-7-3, Marunouchi, Chiyoda-ku, Tokyo		2-7-3, Marunouchi, Chiyoda-ku, Tokyo
(3)	Name of Executive Director	Shuichi Namba		Katsuhiro Tsuchiya
(4)	Unitholders’ Capital	411,878 million yen		151,540 million yen
(5)	Date of Incorporation	September 14, 2001		June 1, 2006
(6)	Total Number of Outstanding Investment Units	2,602,483 units		1,784,125 units
(7)	Fiscal Period-Ends	February and August		June and December (Note2)
(8)	Main Assets under Management	Real estate beneficiary interests in trust		Real estate beneficiary interests in trust
(9)	Main Finance Providers	MUFG Bank, Ltd., Sumitomo Mitsui Banking Corporation, Sumitomo Mitsui Trust Bank, Limited, Development Bank of Japan Inc., Mizuho Bank, Ltd.		Mizuho Bank, Ltd., Sumitomo Mitsui Trust Bank, Limited, Sumitomo Mitsui Banking Corporation, Development Bank of Japan Inc., MUFG Bank, Ltd.
(10)	Major Unitholders and Holding Ratio (Note 3)	The Master Trust Bank of Japan, Ltd. (Trust account)	17.06%	The Master Trust Bank of Japan, Ltd. (Trust account)	16.08%
		Japan Trustee Services Bank, Ltd. (Note 4)(Trust account)	14.76%	Japan Trustee Services Bank, Ltd. (Note 4)(Trust account)	12.80%
		The Nomura Trust and Banking Co., Ltd. (Investment trust account)	4.82%	The Nomura Trust and Banking Co., Ltd. (Investment trust account)	5.12%
		STATE STREET BANK WEST CLIENT—TREATY 505234	3.89%	Trust & Custody Services Bank, Ltd. (Note 4)(Securities investment trust account)	2.79%
		Trust & Custody Services Bank, Ltd. (Note 4)(Securities investment trust account)	2.67%	Kanden Realty & Development Co., Ltd.	2.57%

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(11) Business Results for the Last 3 Fiscal Periods
(In units of million yen unless otherwise specified)
Fiscal Period Ended:		JRF			MMI
		Feb. 2019	Aug. 2019	Feb. 2020	June 2019	Dec. 2019	June 2020
Operating Revenue		30,680	35,432	32,007	10,279	8,569	9,061
Operating Profit		13,103	14,719	14,563	5,638	3,983	4,276
Ordinary Profit		11,105	12,815	12,801	4,994	3,389	3,660
Net Profit		11,105	12,814	12,800	4,994	3,388	3,657
Net Profit per Unit (yen)		4,241	4,894	4,889	3,039	2,023	2,049
Distributions per Unit (yen)		4,430	4,430	4,500	2,751	1,955	2,049
Net Assets per Unit (yen)		165,278	165,772	166,270	86,463	87,453	87,548
Net Assets		432,701	433,994	435,298	142,070	156,027	156,196
Total Assets		897,331	900,799	899,888	274,736	301,075	301,502
(12)	Name of Asset Management Company	Mitsubishi Corp. – UBS Realty Inc.			Mitsubishi Corp. – UBS Realty Inc.
(13)	Location of Asset Management Company	2-7-3, Marunouchi, Chiyoda-ku, Tokyo			2-7-3, Marunouchi, Chiyoda-ku, Tokyo
(14)	Name and Title of Representative of Asset Management Company	Katsuji Okamoto, President and CEO			Katsuji Okamoto, President and CEO
(15)	Relationship between Parties Involved
	Capital Relationship	There is no capital relationship required to be disclosed between the Merging Parties. The asset management company for both the surviving corporation and the dissolving corporation is MCUBSR.
	Personnel Relationship	There is no personnel relationship required to be disclosed between the Merging Parties. The asset management company for both the surviving corporation and the dissolving corporation is MCUBSR.
	Business Relationship	There is no business relationship required to be disclosed between the Merging Parties. The asset management company for both the surviving corporation and the dissolving corporation is MCUBSR.
	Status as Related Party	While the Merging Parties are not a related party, MCUBSR as the asset management company for the Merging Parties is a related party of the Merging Parties.

(Note 1)	JRF’s amount stated in “Unitholders’ Capital” is as of February 29, 2020 and “Total Number of Outstanding Investment Units” is as of today.
(Note 2)	MMI will submit a proposal on the amendment of the Articles of Incorporation to the general meeting of unitholders of MMI to be held on October 22, 2020, to change the 29th fiscal period from the current period from July 1, 2020 to December 31, 2020 to a period from July 1, 2020 to February 28, 2021, which will become effective on the condition that the Merger Agreement will be approved at each of the general meeting of unitholders of JRF and MMI. If the aforementioned amendment is approved in the general meeting of unitholders, the last fiscal period of MMI before the effective date of the Merger as the 29th fiscal period is expected to be an eight month period from July 1, 2020 to February 28, 2021.

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(Note 3)	The “holding ratio” is rounded down to the second decimal place. Figures shown are respectively based on JRF’s unitholders register as of February 29, 2020 and MMI’s unitholders register as of June 30, 2020. Accordingly, the figures may not reflect the actual holdings of the unitholders. Hereinafter the same shall apply.
(Note 4)	As of July 27, JTC Holdings, Ltd., Japan Trustee Services Bank, Ltd. and Trust & Custody Services Bank, Ltd. merged into and changed its name as Custody Bank of Japan, Ltd. Hereinafter the same shall apply.

5.	Post-Merger Status

(1)	Status of Surviving Corporation

Surviving Corporation
(1)	Name	Japan Metropolitan Fund Investment Corporation (scheduled) (Note) (Current: Japan Retail Fund Investment Corporation)
(2)	Location	2-7-3, Marunouchi, Chiyoda-ku, Tokyo
(3)	Name of Executive Director	Shuichi Namba
(4)	Unitholders’ Capital	To be determined (Not yet determined) and be announced later.
(5)	Fiscal Period-Ends	February and August
(6)	Net Assets	To be determined (Not yet determined) and be announced later.
(7)	Total Assets	To be determined (Not yet determined) and be announced later.
(8)	Name of Asset Management Company	Mitsubishi Corp. – UBS Realty Inc.
(9)	Location of Asset Management Company	2-7-3, Marunouchi, Chiyoda-ku, Tokyo
(10)	Name and Title of Representative of Asset Management Company	Katsuji Okamoto, President & CEO

(Note)	JRF will change the trade name on the condition that the Merger becomes effective, and will submit a proposal on the amendment of the Articles of Incorporation to change the said trade name, etc. to JRF’s general meeting of unitholders to be held on October 23, 2020. Please refer to the Merger Agreement attached to this press release as Exhibit for details of the amendment of these Articles of Incorporation.

(2)	Major Unitholders and Unitholding Ratio before and after Merger

Before Merger
JRF (Note 1)		MMI (Note 1)
The Master Trust Bank of Japan, Ltd. (Trust account)	17.06%	The Master Trust Bank of Japan, Ltd. (Trust account)	16.08%
Japan Trustee Services Bank, Ltd. (Trust account)	14.76%	Japan Trustee Services Bank, Ltd. (Trust account)	12.80%
The Nomura Trust and Banking Co., Ltd. (Investment trust account)	4.82%	The Nomura Trust and Banking Co., Ltd. (Investment trust account)	5.12%
STATES STREET BANK WEST CLIENT – TREATY 505234	3.89%	Trust & Custody Services Bank, Ltd. (Securities investment trust account)	2.79%
Trust & Custody Services Bank, Ltd. (Securities investment trust account)	2.67%	Kanden Realty & Development Co., Ltd.	2.57%

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

After Merger (Simple total after taking into account the merger ratio) (Note)
The Master Trust Bank of Japan, Ltd. (Trust account)	16.88%
Japan Trustee Services Bank, Ltd. (Trust account)	14.33%
The Nomura Trust and Banking Co., Ltd. (Investment trust account)	4.92%
STATES STREET BANK WEST CLIENT – TREATY 505234	3.28%
Trust & Custody Services Bank, Ltd. (Securities investment trust account)	2.72%
SMBC Nikko Securities Inc.	1.73%
Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.	1.54%
STATE STREET BANK AND TRUST COMPANY 505103	1.50%
BNYM AS AGT/CLTS 10 PERCENT	1.49%
Japan Securities Finance Co., Ltd.	1.46%

(Note)	For the major unitholders and their unit holding ratios after the Merger, the number of investment units is calculated on the basis of the ratios of investment units held by the major unitholders prior to the merger as described above and on the assumption of JRF investment units being allocated in accordance with the content of “2. Overview of the Merger (3) Allocation of Investment Units under the Merger” above.

(3)	Amendment to Asset Management Agreement

After the Merger, JRF plans to continue entrusting its asset management functions to MCUBSR (to which JRF is currently entrusting such services). JRF currently has no plan to amend the asset management agreement executed between JRF and MCUBSR.

MMI will terminate the asset management agreement executed between MMI and MCUBSR as of the effective date of the Merger subject to approval to be obtained at MMI’s general meeting of unitholders and on the condition that the Merger becomes effective. In the meantime, MMI plans to make necessary amendments to the asset management agreement based on the amendment to the Articles of Incorporation with the resolution of the MMI’s general meeting of unitholders.

(4)	Amendment to Investment Policy

JRF is considering making amendment, etc. to the investment policy for its guidelines on the management of its assets upon the set-up, etc. of a new investment policy for the diversified REIT as of the effective date of the Merger on the condition that the Merger and these Articles of Incorporation become effective. Details of concrete amendment will be announced as soon as they have been determined. JRF has no plan to acquire any industrial properties (in which Industrial & Infrastructure Fund Investment Corporation will invest) even after the Merger becomes effective.

6.	Outline of Accounting Treatment

The purchase method is expected to be used in the accounting treatment of the Merger with JRF as the acquiring corporation and MMI as the acquired corporation, applying the Accounting Standards for Business Combinations (ASBJ Statement No. 21, revised as of January 16, 2019). Goodwill or negative goodwill is expected to arise as a result of the Merger, but the amount is currently uncertain. It will be announced as soon as it has been determined.

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

7.	Outlook

For the outlook of JRF’s business results for the fiscal period ending on February 28, 2021 (the 38th fiscal period: from September 1, 2020 to February 28, 2021), please see the “Notice Concerning Revised Forecasts for Operating Results for the Fiscal Period ending February 28, 2021 (the 38th Fiscal Period)” announced today.

MMI will submit to its general meeting of unitholders to be held on October 22, 2020 a proposal for an amendment to be made to its articles of incorporation with a view to changing its 29th fiscal period to the period from July 1, 2020 to the end of February, 2021, on the condition that the Merger Agreement will be approved by each general meeting of unitholders of JRF and MMI. For the outlook of the business results for the fiscal period ending on February 28, 2021 (from July 1, 2020 to February 28, 2021), which will be the last fiscal period before the effective date of the Merger, based on the assumption that the proposal will be approved, please see the “Notice Concerning Forecasts for Operating Results for the Fiscal Period Ending February 28, 2021(from July 1st, 2020 to February 28, 2021) and Payment upon the Merger” announced by MMI today.

For the outlook of the business results after the Merger, please see the “Notice Concerning the Forecasts for Operating Results and Distributions Subsequent to the Merger of Japan Retail Fund Investment Corporation and MCUBS MidCity Investment Corporation for the Fiscal Period ending August 31, 2021 (the 39th Fiscal Period)” announced by JRF and MMI today.

END

* Websites of JRF and MMI

Japan Retail Fund Investment Corporation:    https://www.jrf-reit.com/english/

MCUBS MidCity Investment Corporation:    https://www.midcity-reit.com/english/

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(Note 1)	In analyzing the above merger ratio, Mitsubishi UFJ Morgan Stanley Securities has relied on the information provided by JRF and MMI and publicly available information assuming that all such materials and information are accurate and complete, without independent verification of the accuracy or completeness of those materials and information. In addition, Mitsubishi UFJ Morgan Stanley Securities did not make any independent valuation, appraisal, or assessment of the assets or liabilities (including off-balance-sheet assets and liabilities and any other contingent liabilities) of JRF and MMI, nor has Mitsubishi UFJ Morgan Stanley Securities requested any such appraisal or assessment from a third-party institution. Further, Mitsubishi UFJ Morgan Stanley Securities has assumed that the financial projections provided by JRF and MMI have been prepared in a reasonable manner to reflect the best currently available estimates and judgments by the management of each of JRF and MMI. The analysis of the above merger ratio by Mitsubishi UFJ Morgan Stanley Securities was based on the above information that was available as of August 27, 2020. Mitsubishi UFJ Morgan Stanley Securities has prepared its analysis solely for the board of directors of JRF for the purpose of deliberating the Merger and the analysis may not be definitively relied upon or used for any other purpose or by any other third party. In addition, Mitsubishi UFJ Morgan Stanley Securities will not provide any opinion or recommendation on voting by any of the unitholders of JRF or MMI with respect to the Merger or any other proposed transaction.
(Note 2)	In preparing the written merger ratio calculation report, SMBC Nikko Securities assumed the accuracy and completeness of all documents and information upon which it was based, and neither independently verified the accuracy and completeness of them nor assumes responsibility or liability for such verification. SMBC Nikko Securities neither conducted an independent evaluation, appraisal or assessment nor requested a third-party institution to evaluate, appraise or assess the assets and liabilities of JRF and MMI. The results of the financial analysis may greatly differ if a defect is found in the accuracy and completeness of such documents and information. In addition, SMBC Nikko Securities assumed that there were no undisclosed debts and credits relating to lawsuits, conflicts, environment, tax and other contingent liabilities and off-balance-sheet liabilities, and any other facts that could have a material impact on the written merger ratio calculation report in relation to JRF and MMI. It is assumed that the business plans and financial forecasts provided to SMBC Nikko Securities by JRF and MMI were prepared by JRF and MMI respectively based on the best forecasts and judgments as of the valuation reference date, in accordance with the reasonable and appropriate procedures. In the written merger ratio calculation report, SMBC Nikko Securities could possibly have conducted analysis by making certain assumptions based on the provided documents and information, on the condition that such provided documents and information and assumptions were accurate and reasonable. SMBC Nikko Securities neither independently verified the accuracy, appropriateness and feasibility of these assumptions nor assumes responsibility and liability for such verification. SMBC Nikko Securities has provided the results of the financial analysis to MMI in response to the request of MMI for the sole purpose of assisting the board of directors of MMI to assess the merger ratio. SMBC Nikko Securities has not expressed its opinion about the fairness of the merger ratio through the results of the financial analysis.

Disclaimer: This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Exhibit (Merger Agreement)

MERGER AGREEMENT

August 28, 2020

1

MERGER AGREEMENT

Japan Retail Fund Investment Corporation (“JRF”) and MCUBS MidCity Investment Corporation (“MMI”) enter into this merger agreement (the “Agreement”) as follows in relation to the merger between JRF and MMI (the “Merger”).

Article 1	Method of the Merger

In accordance with the provisions of this Agreement, JRF and MMI shall implement an absorption-type merger with JRF as the surviving corporation and MMI as the dissolving corporation under Article 147 of the Act on Investment Trusts and Investment Corporations (Act No. 198 of 1951, as amended; the “Investment Trusts Act”).

Article 2	Names and addresses of merging parties

The names and addresses of the surviving corporation and the dissolving corporation are as follows.

(1)	Name and address of the surviving corporation

Name:	Japan Retail Fund Investment Corporation

Address:	Tokyo Building 7-3, Marunouchi 2-chome, Chiyoda-ku Tokyo

(2)	Name and address of the dissolving corporation

Name:	MCUBS MidCity Investment Corporation

Address:	2-7-3, Marunouchi, Chiyoda-ku, Tokyo

Article 3	Split of JRF’s investment units

Subject to satisfaction of all conditions precedent set forth in Article 13, JRF shall split the investment units owned by the unitholders stated or recorded on the final unitholders register of JRF as of the day immediately preceding the effective date of the Merger (“Effective Date”) into 2 investment units for every one investment unit on the Effective Date (“Investment Unit Split”).

Article 4	Method for calculating the number of investment units to be issued and allotted at the time of the Merger and matters regarding the allotment

4.1

At the time of the Merger, JRF shall issue new investment units after the split in accordance with Article 3 in such number as is calculated by multiplying by one the aggregate number of investment units in MMI owned by the unitholders stated or recorded in the final unitholders register of MMI as of the day immediately preceding the Effective Date (excluding JRF, MMI, and the unitholders of MMI who have requested the purchase of their investment units in accordance with the provisions of Article 149-3 of the Investment Trusts Act (except for the unitholders who have withdrawn such request for the purchase); the “Allotted Unitholders”), and shall allot and deliver to the Allotted Unitholders one investment unit in JRF after the split in accordance with Article 3 per one investment unit in MMI owned by the Allotted Unitholders. In this case, however, the effect of the allotment and delivery, as well as the Merger, shall be subject to the condition precedent that the Investment Unit Split takes effect on the Effective Date, and if the Investment Unit Split does not take effect on the Effective Date, JRF and MMI shall consult in good faith and reach an agreement for changing the Effective Date specified in Article 6 and for taking other necessary measures for the Merger to take effect.

4.2

In the case of the preceding paragraph, if there is any fraction of less than one investment unit in the investment units in JRF to be allotted to the Allotted Unitholders, JRF shall treat such fraction in accordance with the provisions of Article 149-17 of the Investment Trusts Act.

2

Article 5	Matters regarding total unitholders’ capital of the surviving corporation

The amount by which the total unitholders’ capital and the capital surplus of JRF will increase upon the Merger shall be as follows; provided, however, that JRF and MMI may change such amount upon agreement through consultation, taking into consideration the financial conditions of JRF and MMI on the day immediately preceding the Effective Date.

(1)	Unitholders’ Capital: 0 yen

(2)

Capital Surplus: The amount obtained by deducting the amount set out in the preceding item from the amount of increase or decrease in the unitholders’ equity, etc., set out in Article 22, Paragraph 1 of the Ordinance on Accountings of Investment Corporations (Cabinet Office Ordinance No. 47 of 2006, as amended)

Article 6	Effective Date

The effective date of the Merger shall be March 1, 2021; provided, however, that JRF and MMI may change the Effective Date upon agreement through consultation, if necessary in order to complete the procedures for the Merger or for any other reason.

Article 7	General meeting of unitholders

7.1

JRF shall hold a general meeting of unitholders on October 23, 2020 or a date separately determined by JRF and MMI upon agreement, and request such general meeting of unitholders to approve (i) this Agreement, in accordance with the provisions of Article 149-7, Paragraph 1 of the Investment Trusts Act, (ii) amendments to the Articles of Incorporation as set forth in Exhibit 7.1 as of the Effective Date subject to the Merger taking effect, and (iii) other proposals separately determined by JRF and MMI upon agreement.

7.2

MMI shall hold a general meeting of unitholders on October 22, 2020 or a date separately determined by JRF and MMI upon agreement, and request such general meeting of unitholders to approve (i) this Agreement, in accordance with the provisions of Article 149-2, Paragraph 1 of the Investment Trusts Act, (ii) termination of the asset management agreement as of the Effective Date subject to the Merger taking effect, (iii) amendments to the Articles of Incorporation as set forth in Exhibit 7.2 subject to the approval of the proposal to approve this Agreement set forth in item (i) of the preceding paragraph at a general meeting of unitholders of JRF and the approval of the proposal to approve this Agreement set forth in item (i) of this paragraph at a general meeting of unitholders of MMI , and (iv) other proposals separately determined by JRF and MMI upon agreement.

3

Article 8	Post-merger trade name and related entities, etc. of JRF

8.1	JRF’s post-merger trade name shall be Japan Metropolitan Fund Investment Corporation.

8.2

JRF’s asset manager (which shall mean an asset manager as referred to in Article 2, Paragraph 21 of the Investment Trusts Act; the same hereinafter), asset custody company (which shall mean an asset custody company as referred to in Article 2, Paragraph 22 of the Investment Trusts Act; the same hereinafter), administrative agent (which shall mean an administrative agent as referred to in Article 2, Paragraph 23 of the Investment Trusts Act to which the services set out in each item of Article 117 of the Investment Trusts Act shall be entrusted; the same hereinafter), and accounting auditor shall not be changed upon the Merger; provided, however, that agreements with, among other MMI’s administrative agents, Mitsubishi UFJ Trust and Banking Corporation (“MUTB”) as a special account manager, and agreements with administrative agents with respect to investment corporation bonds shall be succeeded to by JRF upon the Merger, and MUTB and the administrative agents with respect to such investment corporation bonds shall become JRF’s administrative agents.

8.3

Subject to the effectiveness of the Merger, MMI shall, upon the Effective Date, terminate MMI’s asset management agreement with its asset manager, asset custody agreement with its asset custody company and administration agreements with its administrative agents (excluding MUTB as a special account manager and the administrative agents with respect to investment corporation bonds), and any other agreement separately determined by JRF and MMI upon agreement; provided, however, that JRF shall succeed to the obligations of MMI to pay the fees that have to be paid under the agreements set forth in this paragraph that have not been paid as of the Effective Date.

8.4	Notwithstanding the preceding three paragraphs, JRF and MMI may change the provisions thereof upon agreement through consultation.

Article 9	Payment upon the merger

In lieu of cash distribution to the unitholders of MMI for MMI’s fiscal period ending on the day immediately preceding the Effective Date (distribution of profits), JRF shall make a payment to the Allotted Unitholders upon the merger. The amount of such payment shall be calculated by the following formula (with any fractional amount of less than one yen to be rounded down) per one investment unit in MMI owned by the Allotted Unitholders, and within a period after the Effective Date that is reasonable in consideration of the determination of profit for that fiscal period of MMI, the process of rendering payment upon the merger, and other factors:

Amount of payment upon the merger per one investment unit	=	Distributable profit of MMI as of the day immediately preceding the Effective Date
Outstanding investment units in MMI as of the day immediately preceding the Effective Date

In the formula set out above, the term “Distributable profit of MMI as of the day immediately preceding the Effective Date” shall mean the amount of profits as set forth in Article 136, Paragraph 1 of the Investment Trust Act, and the term “Outstanding investment units in MMI as of the day immediately preceding the Effective Date” shall mean the number of investment units calculated by deducting the number of investment units held by the unitholders of MMI other than the Allotted Unitholders from the outstanding number of investment units in MMI as of the day immediately preceding the Effective Date.

4

Article 10	Cash distribution

10.1

Until the Effective Date, JRF shall not pay any cash distribution to its unitholders (except for the cash distribution paid to unitholders or investment unit pledge holders stated or recorded on the final unitholders register of JRF as of the August 31, 2020, the amount of which shall be up to the amount of distributable profits (which means the amount of profits as set forth in Article 136, Paragraph 1 of the Investment Trusts Act) for the fiscal period ending August 31, 2020) or purchase investment units for consideration by agreement with any unitholder.

10.2

Until the Effective Date, MMI shall distribute 3,655,672,125 yen in total (2,049 yen per one investment unit) to unitholders or investment unit pledge holders stated or recorded on the final unitholders register of MMI as of June 30, 2020 as cash distributions for the fiscal period ended on June 30, 2020, and except for such cash distributions and, if the proposal set forth in Article 7, Paragraph 2, item (iii) are rejected, cash distributions to unitholders or investment unit pledge holders stated or recorded on the final unitholders register of MMI as of December 31, 2020, the amount of which shall be up to the amount of distributable profits (which means the amount of profits as set forth in Article 136, Paragraph 1 of the Investment Trust Act) for the fiscal period ending December 31, 2020, shall not pay any cash distributions to any unitholder or purchase investment units for consideration by agreement with any unitholder.

10.3

Notwithstanding the preceding two paragraphs, if the Effective Date is changed to a date after March 1, 2021, JRF and MMI will determine the treatment of cash distributions upon agreement through consultation.

Article 11	Succession of corporate property

On the Effective Date, JRF shall succeed to any and all assets, liabilities, rights and obligations of MMI existing as of the Effective Date.

Article 12	Covenants

12.1

From the execution date of this Agreement to the Effective Date, JRF and MMI shall each conduct their respective businesses and manage and operate their respective properties with the due care of a prudent manager, and cause their respective asset managers, asset custody companies, administrative agents, and other third parties to do the same, and shall obtain the prior consent of the other party before taking any action that might materially affect their respective assets, rights or obligations (including, but not limited to, issuance of investment units, issuance of investment corporation bonds (excluding any issuance of investment corporation bonds to pay existing loans), incurrence of new borrowings (excluding any borrowing to pay existing loans), or entering into or performing a sale or purchase agreement for Real Properties (meaning real properties or specified assets secured mainly by real properties; hereinafter the same)), unless otherwise expressly provided for herein or in any other agreement executed as of the execution date of this Agreement. JRF and MMI shall confirm with each other that JRF may enter into or perform any agreement pertaining to the sale and purchase of the Real Properties set forth in Exhibit 12 (limited to the execution and performance of agreements pertaining to the sale and purchase of Real Properties which are judged to be reasonable in light of the duty of care of a prudent manager owed by JRF’s asset manager to JRF; the “Permitted Purchase and Sale of Real Properties”) during the period from the execution date of this Agreement to the Effective Date, and that the Permitted Purchase and Sale of Real Properties may be conducted without the prior consent of MMI.

12.2

JRF and MMI shall immediately give notice to the other party, if, during the period on or before the Effective Date, either party learns of any event which may reasonably have a material impact on their business, financial condition, or the Merger (including, but not limited to, an event such as a breach of any loan agreement, breach of law or ordinance by JRF or MMI, or a matter indicated by the relevant authorities). In this case, JRF and MMI shall discuss and consider how to deal with such event in good faith and shall use best efforts to resolve such issues.

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Article 13	Conditions for the Merger

If any of the following conditions precedent to the Merger is not satisfied as of the day immediately before the Effective Date, or if it becomes clear that any of such conditions precedent to the Merger will not be satisfied on or before the day immediately preceding the Effective Date (in both cases, except if either party fails to satisfy the conditions precedent due to a reason attributable to itself or its asset manager), then either party may cancel this Agreement without assuming any liability or payment obligation to the other party by giving written notice to the other party before the Effective Date (except for any liability or payment obligation owed by the party which provided such notice pursuant to breach of any other provision of this Agreement):

(1)

approval at the general meetings of unitholders of both JRF and MMI (including, but not limited to, approvals for proposals set forth in Article 7, Paragraph 1 and Paragraph 2 (excluding item (iii))) and other procedures pursuant to applicable laws and ordinances have been completed, and all necessary permits and approvals have been obtained, as required in relation to the Merger or in order to implement the matters contemplated in connection with the Merger;

(2)

neither JRF nor MMI is in breach of a contractual obligation (including those under this Agreement) or financial covenant or delayed in payment of a monetary debt (including taxes and other public charges); provided, however, that minor breaches and delays in payment shall be excluded;

(3)

there is no occurrence of any acceleration event (including any event that would constitute an acceleration event either with the passage of time or notice, or both), suspension of payments, or insolvency by JRF or MMI;

(4)

consent has been obtained from each financial institution lending money to JRF or MMI with respect to conducting the Merger and the basic borrowing conditions applicable on or after the effective date of the Merger (for each loan agreement, including necessary measures so that no breach of financial covenant clause, breach of covenant clause, or acceleration event attributable to JRF occurs after the Merger), and such consent has not been withdrawn;

(5)	no petition for the commencement of bankruptcy procedures, civil rehabilitation procedures, or any other similar legal insolvency procedures is filed with respect to JRF or MMI;

(6)

JRF and MMI, as well as the asset manager of JRF and MMI, have not been subject to revocation of registration by a supervisory agency, suspension of all or a part of its business, or other administrative disposition that materially impairs, or has a materially adverse effect on, the implementation of the Merger; and

(7)	in addition to the above, there is no event which is reasonably judged to materially impede the Merger or to make it impracticable.

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Article 14	Change of conditions for the Merger and termination of this Agreement

14.1

If, during the period from the execution date of this Agreement to the Effective Date, (i) there is any material change in the assets or the business condition of JRF or MMI, (ii) it is reasonably concluded that the implementation of the Merger has become impossible or impracticable, (iii) it becomes difficult to achieve the purpose of the Merger for any other reason, or (iv) it becomes clear that there are grounds to believe that any of the above circumstances may arise, then JRF and MMI may, upon agreement through consultation in good faith, change the conditions of the Merger or any other provisions of this Agreement, or terminate this Agreement. For the avoidance of doubt, JRF and MMI shall confirm with each other that the Permitted Purchase and Sale of Real Properties does not fall under any of the circumstances set forth in this article.

14.2	The provisions of this paragraph and Articles 16 through 18 shall survive even if this Agreement is terminated pursuant to the preceding article or the preceding paragraph.

Article 15	Announcements

In the event JRF or MMI makes a public announcement in relation to the Merger such as the execution of this Agreement, its contents, or otherwise, the party shall make such announcement only with the prior consent of the other party hereto as to the announcement’s content, timing, method, etc.

Article 16	Costs and expenses

Each of JRF and MMI shall be responsible for its own expenses incurred by each of them before the Effective Date relating to the execution and performance of this Agreement (including, but not limited to, fees to legal counsels, certified public accountants, tax accountants, research companies, advisers and other experts appointed by each of them), and each of JRF and MMI shall record the expenses that it is responsible for as expenses for the fiscal period ending before the Effective Date; provided, however that this shall not apply to the expenses to be separately discussed and agreed upon between JRF and MMI.

Article 17	Governing law

This Agreement shall be governed by and construed in accordance with the laws of Japan.

Article 18	Jurisdiction

JRF and MMI agree that the Tokyo District Court shall be the court of first instance having exclusive jurisdiction in any dispute related to this Agreement.

Article 19	Good faith consultation

Any necessary matters concerning the Merger as well as those provided for in this Agreement shall be separately determined through mutual consultation by JRF and MMI in accordance with the purpose of this Agreement.

(The remainder of this page has been intentionally left blank.)

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This Agreement has been prepared in two originals, to which each of JRF and MMI shall affix its name and seal and retain one original.

August 28, 2020

JRF	Japan Retail Fund Investment Corporation

Tokyo Building 7-3, Marunouchi 2-chome, Chiyoda-ku Tokyo

Executive Director        Shuichi Namba

MMI	MCUBS MidCity Investment Corporation

2-7-3, Marunouchi, Chiyoda-ku, Tokyo

Executive Director        Katsuhiro Tsuchiya

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Exhibit 7.1 (Proposed Amendments to JRF’s Articles of Incorporation)

Proposed Amendments to the Articles of Incorporation

(Amended parts are underlined.)

Current Articles	Proposed Amendment

Article 1 Corporate Name

The name of the Investment Corporation in Japanese shall be Nihon Riteru Fando Toshi Hojin. In English, the Investment Corporation shall be called Japan Retail Fund Investment Corporation.

Article 1 Corporate Name

The name of the Investment Corporation in Japanese shall be Nihon Toshi Fando Toshi Hojin. In English, the Investment Corporation shall be called Japan Metropolitan Fund Investment Corporation.

Article 14 Investment Policy

1.  The Investment Corporation shall principally invest in retail facilities, either directly or through Specified Assets principally backed by retail facilities. Especially, the Investment Corporation shall focus on investment in retail facilities located in urban areas, while retail facilities located in the suburbs shall also be its investment targets.

2.  In order to reduce the effect of risks such as regional economic risk and earthquakes risk which increases by converging to a specific region in locations of retail facilities in which the Investment Corporation is to own directly or through Specified Assets, the Investment Corporation shall regularly review the relevant information and disperse locations of retail facilities on the basis of their geographic position.

3.  As a general rule, the Investment Corporation shall lease its retail facilities and other real estate, either directly or through Specified Assets, by entering into a lease contract pursuant to the basic policy set forth in Article 11. Further, in relation to such lease, the Investment Corporation shall endeavor to secure stable profits by carefully examining the financial position, operating results and industry potential of the lessee. In addition, the Investment Corporation may also lend other managed assets.

Article 14 Investment Policy

1.  The Investment Corporation shall principally invest in retail facilities, office buildings, residences, hotels and mixed-use properties for these purposes (collectively referred to as “Core Assets”), either directly or through Specified Assets principally backed by Core Assets. Especially, the Investment Corporation shall focus on investment in Core Assets located in urban areas, while Core Assets located in the suburbs shall also be its investment targets.

2.  In order to reduce the effect of risks such as regional economic risk and earthquakes risk which increases by converging to a specific region in locations of Core Assets in which the Investment Corporation is to own directly or through Specified Assets, the Investment Corporation shall regularly review the relevant information and disperse locations of Core Assets on the basis of their geographic position.

3.  As a general rule, the Investment Corporation shall lease its Core Assets and other real estate, either directly or through Specified Assets, by entering into a lease contract pursuant to the basic policy set forth in Article 11. Further, in relation to such lease, the Investment Corporation shall endeavor to secure stable profits by carefully examining the financial position, operating results and industry potential of the lessee. In addition, the Investment Corporation may also lend other managed assets.

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Current Articles	Proposed Amendment

4.  (Omitted)

5.  (Omitted)

6.  The Investment Corporation shall, when it acquires properties other than retail facilities which it deems to be appropriate, also strive to ensure stable profits with respect to those properties.

7.  (Omitted)

4.  (Same as the current articles)

5.  (Same as the current articles)

6.  The Investment Corporation shall, when it acquires properties other than Core Assets which it deems to be appropriate, also strive to ensure stable profits with respect to those properties.

7.  (Same as the current articles)

Article 23 Limits for Borrowing and Issuance of Investment Corporation Bonds

Borrowing and issuance of investment corporation bonds are limited to one trillion (1,000,000,000,000) yen respectively and the aggregate amount thereof shall not exceed one trillion (1,000,000,000,000) yen.

Article 23 Limits for Borrowing and Issuance of Investment Corporation Bonds

Borrowing and issuance of investment corporation bonds are limited to two trillion (2,000,000,000,000) yen respectively and the aggregate amount thereof shall not exceed two trillion (2,000,000,000,000) yen.

Article 31 Fees for Accounting Auditor

The Investment Corporation shall pay fees for the accounting auditor within one (1) month of the receipt of all of the audit reports which are required under the Investment Trust Act or other laws or regulations in an amount set by the board of directors that is no more than 25 million yen for each accounting period subject to audit.

Article 31 Fees for Accounting Auditor

The Investment Corporation shall pay fees for the accounting auditor within one (1) month of the receipt of all of the audit reports which are required under the Investment Trust Act or other laws or regulations in an amount set by the board of directors that is no more than 30 million yen for each accounting period subject to audit.

Supplementary Provision 1. The amendment to Article 29 shall come into effect on March 1, 2020.

Supplementary Provision

1. The amendments to these Articles of Incorporation shall take effect on the effective date of the merger pursuant to the Merger Agreement dated August 28, 2020 by and between the Investment Corporation and MCUBS MidCity Investment Corporation, on the condition that the merger between the Investment Corporation and MCUBS MidCity Investment Corporation, with the Investment Corporation being the surviving corporation and MCUBS MidCity Investment Corporation being the dissolving corporation, takes effect. This Supplementary Provision shall be deleted after the amendments to these Articles of Incorporation under this Supplementary Provision take effect.

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Exhibit 7.2 (Proposed Amendments to MMI’s Articles of Incorporation)

Proposed Amendments to the Articles of Incorporation

(Amended parts are underlined.)

Current Articles	Proposed Amendments

Article 33 (Settlement of Accounts)

The business periods of MCUBS MidCity shall be from January 1 to the last day of June and from July 1 to the last day of December every year (hereafter, the last day of the business periods each referred to as the “settlement of accounts”).

Article 33 (Settlement of Accounts)

The business periods of MCUBS MidCity shall be from March 1 to the last day of August and from September 1 to the last day of next February every year (hereafter, the last day of the business periods each referred to as the “settlement of accounts”); provided, however that the 29th business period shall be from July 1, 2020 to the last day of February 2021.

Article 36 (Standards of Payment of Asset Management Fees to Asset Management Company)

(1)   Management Fee I

The amount arrived at when the total assets amount on balance sheets (limited to those approved pursuant to Article 131 of the ITL) at the most recent settlement of accounts of MCUBS MidCity is multiplied by a rate separately agreed upon by MCUBS MidCity and the asset management company of no more than 0.2% (rounded down to the nearest yen) shall be Management Fee I.

Half of the amount of Management Fee I shall be paid by the settlement of accounts of MCUBS MidCity, and the remaining amount shall be paid no later than three months after the settlement of accounts of MCUBS MidCity.

Article 36 (Standards of Payment of Asset Management Fees to Asset Management Company)

(1)   Management Fee I

The amount arrived at when the total assets amount on balance sheets (limited to those approved pursuant to Article 131 of the ITL) at the most recent settlement of accounts of MCUBS MidCity is multiplied by a rate separately agreed upon by MCUBS MidCity and the asset management company of no more than 0.2% (rounded down to the nearest yen) shall be Management Fee I; provided, however that, with respect to the 29th business period, the amount arrived at when the relevant amount is prorated by the actual days during the business period on the basis of a 184 days half year (rounded down to the nearest yen) shall be Management Fee I.

Half of the amount of Management Fee I shall be paid by the settlement of accounts of MCUBS MidCity, and the remaining amount shall be paid no later than three months after the settlement of accounts of MCUBS MidCity.

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Exhibit 12 (Permitted Purchase and Sale of Real Properties)

(1)	Sale of one or more real properties that satisfy all of the following conditions:

(i)	Such real properties fall under “sub-assets” as stated in JRF’s asset management report for the 36th fiscal period;

(ii)	Gain on transfer is expected to accrue to JRF as a result of the sale of such real properties;

(iii)

The ratio of the leasing business income of such real properties to the gross leasing business income for JRF’s 36th fiscal period (from September 1, 2019 to February 29, 2020; hereinafter the same) (in the case where two or more real properties are sold at the same time or at different times, the total of such ratios) is 2.5% or less; and

(iv)

The ratio of the appraised value of such real properties as of the end of JRF’s 36th fiscal period (in the case where two or more real properties are sold at the same time or at different times, the total of such appraised values) to the total appraised value of all properties owned by JRF as of the end of the 36th fiscal period is 2.5% or less.

(2)	Purchase of one or more Real Properties that satisfy the following conditions:

The purchase price of such Real Properties (in the case where two or more Real Properties are purchased at the same time or at different times, the total of such prices) is (i) not more than the amount equivalent to 10% of the total assets of JRF as of the end of JRF’s 36th fiscal period, and (ii) not more than the amount of cash and deposits held by JRF as of the execution of this Agreement, less the purchase price of the real properties acquired by JRF pursuant to the sale and purchase agreements that have been executed as of the execution date of this Agreement (in the event of sale of the real properties set forth in (1) above, the amount obtained by adding (the total of) the amount of such sales proceeds to such amount).

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